EXHIBIT 10.3

SUMMARY OF DIRECTOR COMPENSATION
Hooker Furniture Corporation

The annual term of service for each of the non-employee members of the Company’s Board of Directors typically begins with the director’s election at the Company’s annual meeting of shareholders. Starting with the current term, compensation for non-employee directors will be aligned with each director’s term of service. The annual compensation for non-employee directors for the period beginning June 8, 2010, the date of the Company’s 2010 annual meeting of shareholders, is as follows:

▪	$20,000 retainer for service on the Board; plus

▪	$8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees; plus

▪	an additional $5,000 for the Chair of the Audit Committee, $4,000 for the Chair of the Compensation Committee and $3,000 for the Chair of the Nominating and Corporate Governance Committee.

In addition, directors will be reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.

Non-employee directors also receive an annual grant of restricted stock under the Company’s 2005 Stock Incentive Plan, as amended and restated in June 2010. The number of shares of restricted stock awarded to each non-employee director is determined by dividing fifty percent of the total annual fees payable to that director by the fair market value of the Company’s common stock on the award date (the average of the high and low market price of the stock on the day prior to the grant date), and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the annual shareholders meeting following the director’s attainment of age 75, or a change in control of the Company.

On June 11, 2010, each non-employee director of the Company received an award of restricted shares of Company common stock, as set forth in the table below:

Outside Director	Restricted Stock Grant (# of shares)
W. Christopher Beeler, Jr.	1,530
John L. Gregory, III	1,379
Mark F. Schreiber	1,400
David G. Sweet	1,400
Henry G. Williamson, Jr.	1,616